Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED

BYLAWS

OF

INOVIO PHARMACEUTICALS, INC.

ADOPTED: MAY 19, 2026

The Amended and Restated Bylaws (the “Bylaws”) of INOVIO Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are hereby amended as follows:

Article III, Section 3.5 of the Bylaws is hereby amended by adding the following new subsection (e) at the end thereof:

“(e) At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any assistant secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.”

Article III, Section 10 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 3.10. Chairman of the Board. The Board of Directors may designate a Chairman of the Board from among the members of the Board of Directors. The Chairman of the Board shall preside at all meetings of directors and stockholders. The Chairman of the Board, in such capacity, shall not be an officer of the corporation unless expressly designated as such by the Board of Directors. In the event the Board of Directors expressly designates that the Chief Executive Officer shall also serve as Chairman of the Board, then the Board of Directors shall appoint an independent director as the Lead Independent Director in accordance with Section 3.11 of these Bylaws.”

The following new Section 3.11 is hereby added to Article III of the Bylaws immediately following Section 3.10:

“Section 3.11. Lead Independent Director. The Chairman of the Board, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (the “Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director shall: (a) with the Chairman of the Board, establish the agenda for regular Board meetings and serve as chairman of Board meetings in the absence of the Chairman of the Board; (b) establish the agenda for meetings of the independent directors; (c) coordinate with the committee chairs regarding meeting agendas and informational requirements; (d) preside over meetings of the independent directors; (e) preside over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; (f) preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and (g) perform such other duties as may be established or delegated by the Chairman of the Board or the Board of Directors.”

Article IV, Section 4.2(b) of the Bylaws is hereby amended and restated in its entirety as follows:

“(b) Duties of the Chief Executive Officer: Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer (i) shall have general active management of the business of the corporation; (ii) shall, in the absence of the Chairman of the Board of Directors and the Lead Independent Director, preside at all meetings of the stockholders and Board of Directors; (iii) shall see that all orders and resolutions of the Board are carried into effect; (iv) may maintain records of and certify proceedings of the Board and stockholders; and (v) shall perform such other duties as may from time to time be assigned by the Board of Directors.”

Article IV, Section 4.2(c) of the Bylaws is hereby amended and restated in its entirety as follows:

“(c) Duties of President: The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. The President shall perform such duties and have such powers as the Board of Directors shall designate from time to time.

All provisions of the Bylaws not hereby amended shall remain in full force and effect. This Amendment and the Bylaws shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in the Bylaws and this Amendment, the terms of this Amendment shall control. Any reference to any document or agreement to the Bylaws shall include this Amendment and shall refer to the Bylaws as amended by this Amendment.

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